Exhibit 4.(a).62

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited Partnership for the Provision of Domestic Fixed-Line Telecommunication Services

Amendment No. 2

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered all of the relevent factors regarding the provision of telephone service by broadband, we hereby amend the Exclusive General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner Fixed Communications Solutions Limited Partnership on 15 January 2007, as follows:

Amendment of Article 1

1.	In Article 1.1, after the definition of “Use”, shall come:

”	“Telephone Service by Broadband” – basic telephone service that is provided during use of an access broadband network of another domestic fixed line operator;"

2.	In Article 1.1, instead of the definition of “Telephone Service”, shall come:

”	“Telephone Service” – basic telephone service, including telephone service by broadband and accompanying services to such service;"

Amendment of Article 20

3.	After Article 20.1 shall come:

”	20A.1 The licensee shall position and operate the exchanges and transit switches that constitute part of the network, only within the boundaries of the State of Israel.”

Addition of Article 46A

4.	After article 46, shall come:

”	46A	Prohibition of Interconnect with the P.A.

46A.1	The licensee shall not provide direct interconnection to the network of the telecommunications operator in the areas of the Palestinian Authority (P.A.), unless it receives prior written approval from the director”.

Amendment of Article 48

5.	After article 48.4 shall come:

“48.5	The afore-said does not derogate from the authority of the director to determine additional requirements that relate to the security forces, as a condition for the provision of any of its services”.

Amendment of Article 50

6.	After article 50.4 (h) shall come:

”	(i)	A condition that states that the licensee shall not provide either for valuable consideration or otherwise, any of its services to a receipient of a service that is located outside of the boundaries of the State of Israel.”

Amendment of Article 53

7.	After article 53.1 shall come:

“53.2	The licensee shall not provide either for valuable consideration or otherwise, any of its services to a receipient of a service that is located outside of the boundaries of the State of Israel.”

Amendment of Annex B

8.	In Annex B, after item 1 in article 2-list of services, shall come:

1A.	Telephone service on Broadband	A basic telephone service that is provided	immediate	The service is provided
	(VoB-Voice over Broadband)	during use of an access broadband network		with DSL technology or
		of another domestic fixed line operator		through Cable Modem

(31 January, 2007)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing

Signed today, 19 February ,2007